EXHIBIT 5.1

December 22, 2006

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

Re:	AngioDynamics, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to AngioDynamics, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of an aggregate of 9,757,688 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”), together with the purchase rights (the “Rights”) attached thereto or associated therewith under the Rights Agreement (as defined below), pursuant to an Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006 (collectively, the “Merger Agreement”), by and among the Company, Royal I, LLC, a Delaware limited liability company (“Merger Sub”), and RITA Medical Systems, Inc., a Delaware corporation (“RITA”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the merger contemplated thereby, (i) RITA will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of the Company, and (ii) each share of common stock of RITA, par value $0.001 per share (“RITA Common Stock”), then issued and outstanding, will be converted into the right to receive (a) 0.1722 shares of Company Common Stock (the “Per Share Stock Consideration”) and (b) an amount of cash based on the average closing price of Company Common Stock during the 10 trading day period ending three trading days prior to RITA’s stockholder meeting to approve and adopt the Merger Agreement (the “Company Stock Price”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended (the “Act”), as filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2006 (Commission File No. 333-139195), (ii) Amendment No. 1 to the Registration Statement to be filed with the Commission on the date hereof, (iii) the Merger Agreement, (iv) the Rights Agreement, dated as of May 26, 2004, between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”), (v) a specimen certificate representing the Shares, (vi) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 19, 2006, (vii) the Amended and Restated By-Laws of the Company, as currently in effect, (viii) certain resolutions adopted by the Board of Directors of the Company with respect to the Merger Agreement, the issuance of the Shares contemplated thereby and related matters, and (ix) a certificate issued by the Secretary of State of the State of Delaware on December 19, 2006 as to the good standing of the Company in the State of Delaware. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, by all parties thereto other than the Company and the execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and the disclosures made by the Company in the Registration Statement.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the Shares in the form examined by us, it is our opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized for issuance by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP